As filed with the Securities and Exchange Commission on October 3, 2011

Registration No. 333-174354

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO 1

ON FORM S-8 TO FORM S-4

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

LEVEL 3 COMMUNICATIONS, INC.

(Exact name of registrant as specified in its charter)

Delaware	47-0210602
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

1025 Eldorado Blvd.

Broomfield, Colorado 80021

(720) 888-1000

(Address of Principal Executive Offices)

2003 Global Crossing Limited Stock Incentive Plan

(Full title of the plan)

John Ryan

Executive Vice President, Chief Legal Officer and Secretary

1025 Eldorado Blvd.

Broomfield, Colorado 80021

(720) 888-1000

(Name, Address, and Telephone Number, including Area Code, of agent for service)

Copies to:

David K. Boston

Laura L. Delanoy

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, New York 10019

(212) 728-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (2)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common stock, par value $0.01 per share(1)	58,786,912	(3)	(3)	(3)
(1)

Represents 13,921,536 shares of common stock, par value $0.01 per share (“Common Stock”), of Level 3 Communications, Inc. (the “Registrant”), issuable pursuant to stock options granted under the 2003 Global Crossing Limited Stock Incentive Plan (the “Global Crossing Plan”) and assumed by the Registrant as a result of the consummation to occur on October 4, 2011 of the transaction contemplated by the Agreement and Plan of Amalgamation, dated as of April 10, 2011, among the Registrant, Apollo Amalgamation Sub, Ltd., and Global Crossing Limited (the “Amalgamation”), as well as 44,865,376 shares of Common Stock issuable pursuant to restricted stock units granted under the Global Crossing Plan, which will be withheld by the Registrant upon settlement in connection with the Amalgamation for purposes of satisfying the award holders’ withholding tax obligations and returned to the available share reserve for future issuance under the Global Crossing Plan.

(2)

In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also registers such additional shares of Common Stock as may be offered or issued to prevent dilution from stock splits, stock dividends, or similar transactions which result in an increase in the number of the outstanding shares of Common Stock or shares issuable pursuant to awards.

(3)

All filing fees payable in connection with the registration of these securities were paid in connection with the filing of the Registrant’s Registration Statement on Form S-4 (No. 333-174354), as amended, which registered a total of 1,391,693,520 shares of Common Stock, including the 58,786,912 shares being registered hereby.

EXPLANATORY NOTE

Level 3 Communications, Inc. (the “Registrant”), hereby amends its Registration Statement on Form S-4 (File No. 333-174354), as amended by pre-effective amendment no. 1 (the “Form S-4”), by filing this Post-Effective Amendment No. 1 on Form S-8 (this “Registration Statement”) relating to up to 13,921,536 shares of the Registrant’s common stock, par value $0.01 per share (the “Common Stock”), that are reserved for issuance by the Registrant upon the exercise of outstanding stock options granted under the 2003 Global Crossing Limited Stock Incentive Plan (the “Global Crossing Plan”) to individuals who are employed by or directors of Global Crossing Limited (“Global Crossing”) at the effective time of the Amalgamation, as defined below, as well as 44,865,376 shares of Common Stock issuable pursuant to restricted stock units granted under the Global Crossing Plan, which will be withheld by the Registrant upon settlement in connection with the Amalgamation for purposes of satisfying the award holders’ withholding tax obligations and returned to the available share reserve for future issuance under the Global Crossing Plan.  All such shares of Common Stock were originally registered on the Form S-4.

On October 4, 2011, Global Crossing will have amalgamated with a wholly owned subsidiary of the Registrant (the “Amalgamation”).  Pursuant to the terms of the Amalgamation, at the effective time of the Amalgamation, all outstanding awards issued under the Global Crossing Plan will have been assumed by the Registrant and converted into awards with respect to the Registrant’s Common Stock, based on a formula described in the Form S-4.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of this Registration Statement have been or will be sent or given to participating employees as specified in Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”), in accordance with the rules and regulations of the United States Securities and Exchange Commission (the “Commission”).  Such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act.  These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE
REGISTRATION STATEMENT

Item 3.                   INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents, filed with the Commission by the Registrant, are incorporated by reference into the Registration Statement:

(a)   the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, filed on February 25, 2011, pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(b)   the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, filed on May 6, 2011, pursuant to the Exchange Act;

(c)   the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2011, filed on August 4, 2011, pursuant to the Exchange Act;

(d)   the Registrant’s Current Reports on Form 8-K, filed on January 12 (Item 8.01 only), January 19, January 21, January 24, January 31, February 23, March 7, April 11, April 14, May 3, May 20 (as amended by the Registrant’s Amended Current Reports on Form 8-K/A filed June 24 and September 1), May 23 (2 filings), May 24, May 31, June 6, June 13, July 12, July 19 (Item 8.01 only), July 27 (Item 8.01 only), July 28, and August 4 (as amended by the Registrant’s Amended Current Report on Form 8-K/A filed August 4), 2011, pursuant to the Exchange Act; and

(e)   the description of the Company’s Common Stock, which is contained in the Company’s Registration Statement on Form 8-A, filed on April 1, 1998, as amended.

In addition, all documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all the securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents with the Commission.  Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated by reference herein) modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.  Nothing in this Registration Statement shall be deemed to incorporate information furnished but not filed with the Commission pursuant to Item 2.02 or Item 7.01 of Form 8-K.

Item 4.                    DESCRIPTION OF SECURITIES

Not applicable.

Item 5.                    INTERESTS OF NAMED EXPERTS AND COUNSEL

Not applicable.

Item 6.                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the DGCL empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee, or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee, or agent of another corporation or enterprise.  A corporation may, in advance of the final action of any civil, criminal, administrative, or investigative action, suit, or proceeding, pay the expenses (including attorneys’ fees) incurred by any officer, director, employee, or agent in defending such action, provided that the director or officer undertakes to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation.  A corporation may indemnify such person against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit, or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful.

A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation to procure a judgment in its favor under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation.  Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses (including attorneys’ fees) which he actually and reasonably incurred in connection therewith.  The indemnification provided is not deemed to be exclusive of any other rights to which an officer or director may be entitled under any corporation’s by-laws, agreement, vote of stockholders or disinterest directors, or otherwise.

In accordance with Section 145 of the DGCL, Article XI of the Restated Certificate of Incorporation (the “Certificate”) of the Registrant and the Registrant’s By-Laws (the “By-Laws”) provide that the Registrant shall indemnify each person who is or was a director, officer or employee of the Registrant (including the heirs, executors, administrators, and estate of such person) or is or was serving at the request of the Registrant as director, officer, or employee of another corporation, partnership, joint venture, trust, or other enterprise, to the fullest extent permitted under subsections 145(a), (b), and (c) of the DGCL or any successor statute.  The indemnification provided by the Certificate and the By-Laws shall not be deemed exclusive of any other rights to which any of those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.  Expenses (including attorneys’ fees) incurred in defending a civil, criminal, administrative, or investigative action, suit, or proceeding upon receipt of an undertaking by or on behalf of the indemnified person to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Registrant.  The Certificate further provides that a director of the Registrant shall not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.  If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Registrant shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

The By-Laws provide that the Registrant may purchase and maintain insurance on behalf of its directors, officers, employees, and agents against any liabilities asserted against such persons arising out of such capacities.

Item 7.                    EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

Item 8.                    EXHIBITS

Exhibit No.	Description of Exhibit

5.1	Opinion of Willkie Farr & Gallagher LLP as to the validity of shares to be issued.

23.1	Consent of Willkie Farr & Gallagher LLP (included in the opinion filed as Exhibit 5.1 hereto).

23.2	Consent of KPMG LLP - Independent Registered Public Accounting Firm.

23.3	Consent of Ernst & Young LLP - Independent Registered Public Accounting Firm.

24.1	Power of Attorney (included on signature page hereto).

99.1	2003 Global Crossing Limited Stock Incentive Plan.

Item 9.                    UNDERTAKINGS

1.  The undersigned registrant hereby undertakes:

(a)           To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

(i)            to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)           to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof), which individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii)          to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(a)(i) and (1)(a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with, or furnished to, the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(b)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.             The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.             Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer, or controlling person of the Company in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Broomfield, State of Colorado, on the 3rd day of October 2011.

LEVEL 3 COMMUNICATIONS, INC.

By:	/s/ John M. Ryan
Name:	John M. Ryan
Title:	Executive Vice President, Chief Legal Officer, and Secretary

SIGNATURES AND POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitute and appoint John M. Ryan and Neil J. Eckstein, as his true and lawful attorney-in-fact and agent for the undersigned, with full power of substitution, for and in the name, place, and stead of the undersigned to sign and file with the Securities and Exchange Commission under the Securities Act of 1933, as amended, (i) any and all pre-effective and post-effective amendments to this registration statement, (ii) any registration statement relating to this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, (iii) any exhibits to any such registration statement or pre-effective or post-effective amendments, and (iv) any and all applications and other documents in connection with any such registration statement or pre-effective or post-effective amendments, and generally to do all things and perform any and all acts and things whatsoever requisite and necessary or desirable to enable Level 3 Communications, Inc., to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

*	Chairman of the Board of Directors	October 3, 2011
Name: Walter Scott, Jr.

Chief Executive Officer and Director (Principal
*	Executive Officer)	October 3, 2011
Name: James Q. Crowe

Executive Vice President and Chief Financial
*	Officer (Principal Financial Officer)	October 3, 2011
Name: Sunit S. Patel

Sr. Vice President and Controller (Principal
*	Accounting Officer)	October 3, 2011
Name: Eric J. Mortensen

*	Director	October 3, 2011
Name: R. Douglas Bradbury

*	Director	October 3, 2011
Name: Douglas C. Eby

*	Director	October 3, 2011
Name: James O. Ellis, Jr.

*	Director	October 3, 2011
Name: Richard R. Jaros

*	Director	October 3, 2011
Name: Robert E. Julian

*	Director	October 3, 2011
Name: Michael J. Mahoney

*	Director	October 3, 2011
Name: Rahul N. Merchant

*	Director	October 3, 2011
Name: Charles C. Miller III

*	Director	October 3, 2011
Name: Arun Netravali

*	Director	October 3, 2011
Name: John T. Reed

*	Director	October 3, 2011
Name: Michael B. Yanney

*	Director	October 3, 2011
Name: Albert C. Yates

John M. Ryan, by signing his name below, signs this document on behalf of each of the above named persons specified by an asterisk (*), pursuant to a power of attorney duly executed by such persons and filed with the Securities and Exchange Commission in Level 3 Communications, Inc.’s Registration Statement on Form S-4 filed on May 19, 2011.

*By:	/s/ John M. Ryan
John M. Ryan
Attorney-in-fact

INDEX TO EXHIBITS

Exhibit No.	Description of Exhibit

5.1	Opinion of Willkie Farr & Gallagher LLP as to the validity of shares to be issued.

23.1	Consent of Willkie Farr & Gallagher LLP (included in the opinion filed as Exhibit 5.1 hereto).

23.2	Consent of KPMG LLP - Independent Registered Public Accounting Firm.

23.3	Consent of Ernst & Young LLP — Independent Registered Public Accounting Firm.

24.1	Power of Attorney (included on signature page hereto).

99.1	2003 Global Crossing Limited Stock Incentive Plan.